Exhibit 99.1

PRESS RELEASE

For more information contact:	June 24, 2005

For more information contact:

Sarah Moore (334) 240-5032

COLONIAL BANCGROUP ENTERS INTO ACCELERATED SHARE

REPURCHASE AGREEMENT

MONTGOMERY, AL — Colonial BancGroup Chairman and CEO, Robert E. Lowder, announced today that the Company plans to repurchase up to $30 million of BancGroup’s common stock through an accelerated program. The repurchased shares may be reissued in future acquisitions or for other business purposes.

Pursuant to the repurchase program, the shares are expected to be purchased from UBS AG London Branch (“UBS”) for an aggregate cost of approximately $30 million. The accelerated share repurchase program allows the Company to purchase the shares immediately, while UBS may purchase shares in the market over a period of up to three months. The repurchased shares are subject to a future purchase price adjustment based on the weighted average price as defined in the Company’s agreement with UBS.

Colonial BancGroup, a multi-state bank holding company headquartered in Montgomery, Alabama, has assets of approximately $20 billion and operates 309 offices in Florida, Alabama,

Georgia, Nevada, and Texas and is traded on the New York Stock Exchange under the symbol CNB. In most newspapers the stock is listed as ColBgp.

Pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 the reader is cautioned that this announcement contains “forward looking statements” which are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

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